This document has duplicate front pages. The optionee must sign one of these duplicate pages and return it to the corporate secretary’s office in Benton Harbor, Michigan, U.S.A

Exhibit 10(ii)

WHIRLPOOL CORPORATION

Strategic Excellence Program

NAR 2004 Target Phantom Restricted Stock Unit and Target Cash Unit

Grant Document

Granted To	Grant Date	Target Number of Cash Units	Target Number of Phantom Restricted Shares	Social Security Number

1. The Human Resources Committee of the Board of Directors (the “Committee”) of Whirlpool Corporation (also referred to as the “Company”) has granted to you a phantom restricted stock target award and a cash unit target award (the “Grant”) pursuant to Strategic Excellence Program under the 2002 Omnibus Stock and Incentive Plan (the “Omnibus Plan”). The Strategic Excellence Program (“SEP”) for 2004 is a long-term incentive vehicle with a 1 year measurement period to determine the final number of restricted stock units and cash units, if any, you are eligible to receive and vest in and then a 2 year vesting period. If company performance meets goals at the end of the 1 year measurement period, your final restricted stock units and cash units will be determined and will vest over a 2 year period as indicated below. All vested amounts shall be paid by the Company in shares of common stock and cash (subject to applicable tax withholding) as soon as administratively feasible.

Restricted Stock Shares and Cash Units	Date of Vesting
(Final number based on meeting 2004 performance goals)

50% of the final share units/cash units	Grant anniversary date, 2006
50% of the final share units/cash units	Grant anniversary date, 2007

I hereby acknowledge receipt of this Grant and understand that it is governed by the Omnibus Plan referred to above, as amended, a copy of which has been given to me with this Agreement or has previously been provided. I acknowledge that I am aware of the provisions contained in this document and in the Omnibus Plan and understand that the Committee or the Board of Directors may terminate or amend the Omnibus Plan. I further acknowledge that the Grant hereby made to me does not, under any circumstances, create any right for me to receive any grant in the future.

Signature                                                               Date

04SEP(RS&CASH)-NAR (2/17/04)

This document has duplicate front pages. The optionee must sign one of these duplicate pages and return it to the corporate secretary’s office in Benton Harbor, Michigan, U.S.A

2. If you cease to be employed by the Company or any of its subsidiaries due to retirement, disability, or death after a minimum of six months of the performance period has been completed but prior to the end of the performance period, you or your beneficiary shall be eligible for a pro-rated payout of your Grant in the event the Company meets the performance goals for the Grant. In such case, the payout shall be (i) based on an individual performance multiplier of 1, (ii) pro-rated based on the number of days in the performance year that you were an employee, and (iii) payable as soon as administratively feasible after the Human Resources Committee of the Board has approved the performance results.

3. If you cease employment for any reason prior to the completion of six months of the performance period, your Grant shall terminate on the date you cease employment and you shall not be entitled to any payment of any kind whatsoever under this Grant.

4. If you cease to be employed by the Company or any of its subsidiaries due to retirement, disability, or death after the performance period ends for this Grant but prior to the vesting dates of this Grant, the Company will accelerate the vesting of any awards earned as a result of meeting the performance goals established under this Grant and pay to you or your beneficiary all amounts owed hereunder as soon as administratively feasible.

5. If you cease to be employed by the Company or any of its subsidiaries for any reason other than retirement, disability, or death prior to the completion of the performance period, your Grant shall terminate on the date you cease to be so employed and you shall not be entitled to any payment of any kind whatsoever under this Grant.

6. If you cease to be employed by the Company or any of its subsidiaries for any reason other than retirement, disability or death after the performance period ends for this Grant but prior to the vesting dates of this Grant, your then unvested Grant shall terminate immediately and you shall not be entitled to any payment of any kind whatsoever under this Grant.

7. If the performance goals are met for this Grant, the Company will pay any vested amount owed to you as a result of meeting those performance goals as soon as administratively feasible after the vesting dates set forth in this Grant. If you die while employed by the Company or any of its subsidiaries, your beneficiary under the Omnibus Plan shall be entitled to receive any vested amount owed under this Grant.

8. (a) If there is a stock dividend or stock split, or combination or other increase or reduction in the number of issued shares of common stock of the Company, the Board of Directors or the Committee may make such adjustments in the number and type of phantom restricted share units authorized by the Omnibus Plan and the number and type of shares subject to restrictions outstanding under the Omnibus Plan and this Grant.

(b) If there is a change in control of Whirlpool Corporation as defined in the Company’s Employees Pension Plan, (i) the performance period under this Grant will be deemed to be completed and an award at target will immediately vest if this Grant is not assumed or (ii) if the performance period has been completed, any portion of this Grant which has not already vested shall immediately vest if this Grant is not assumed, and in either event the vested award shall be cashed out at fair market value, or shall be converted into an equivalent award in any successor company with equal value and substantially the same terms.

04SEP(RS&CASH)-NAR (2/17/04)

This document has duplicate front pages. The optionee must sign one of these duplicate pages and return it to the corporate secretary’s office in Benton Harbor, Michigan, U.S.A

9. You cannot transfer your Grant to another person. Any attempted transfer or other disposition of your Grant shall be void and shall nullify your Grant, resulting in the cancellation of your Grant by the Company. Your Grant does not constitute an employment contract. It does not guarantee employment for any period of time.

10. You do not have any right in, to, or with respect to any of the shares of common stock of the Company (including any voting rights or rights with respect to any dividends of any nature associated with the common stock) issuable under this Grant pursuant to the Omnibus Plan until the Grant has vested and is settled by issuance of such shares of common stock to you.

11. If the payment of your Grant requires withholding of tax under any foreign, federal, state, or local law, the Company will retain an amount to satisfy that withholding obligation from any payment otherwise due to you.

12. If, at any time within three years after all or any portion of this Grant is paid, you engage in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including but not limited to: (a) accepting employment with or serving as a consultant, advisor, or in any other capacity to an employer that is in competition with or acting against the interests of the Company, including employing or recruiting any present, former, or future employee of the Company; or (b) disclosing or misusing any confidential information or material concerning the Company, then (1) this Grant shall terminate effective upon the date on which you enter into such activity, and (2) any payment made to you pursuant to this Grant shall be promptly paid by you to the Company.

13. Your Grant and any shares acquired pursuant to this Grant have been registered only under the federal securities laws of the United States, and the Company has no obligation to register this Grant or any such shares under any other laws. Any shares acquired pursuant to this Grant may not be sold, transferred, or otherwise traded without the registration under or an exemption from any securities laws applicable to you, and each certificate representing such shares will bear an appropriate legend to that effect. As of the date of this Grant, an exemption would be available for residents of Ontario, Canada for sales properly made through the New York Stock Exchange or the Chicago Stock Exchange in the United States, provided that certain limitations relating to the maximum number of holders of Whirlpool common stock in Ontario, Canada, and the maximum number of shares held by them, continue to be met and the Company continues to be subject to the reporting requirements of the United States Securities Exchange Act of 1934; however, there can be no assurance that any such exemption will be available at any future date.

14. The Board or the Committee may change the terms of your Grant at any time to comply with applicable Omnibus Plan interpretation, federal or state regulations, or statutory enactment.

CONGRATULATIONS

Jeff M. Fettig
Chairman of the Board
and Chief Executive Officer

04SEP(RS&CASH)-NAR (2/17/04)